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                                                                    EXHIBIT 10.8
March 20, 2002

Gary C. Hanna
3773 Robinhood St.
Houston, TX 77005

Dear Gary:

The purpose of this letter is to set forth our agreement with regard to certain terms of your employment. As you know, you are an at-will employee of TETRA Technologies, Inc.

We have agreed that you will receive, in addition to your annual base salary, a bonus based on the production revenues of TETRA's Maritech Resources, Inc. subsidiary from its sale of oil and gas, net of applicable royalties and production taxes. This bonus will be calculated and paid on a quarterly basis throughout the year.

Furthermore, if the closing of any sale of a controlling interest in the capital stock of Maritech Resources, Inc. to a entity not affiliated with you occurs while you are employed by TETRA or within 30 days after any termination of such employment, TETRA will continue to pay you your then current salary for a period of two years thereafter. In addition, TETRA will also make a payment to you each calendar quarter during those two years equal to the average quarterly bonus paid to you over the four quarters prior to the termination of your employment. You will not receive any of this continued salary and bonus if (i) some or all of the assets of Maritech Resources, Inc. or some or all of the assets or the capital stock or other equity interests of TETRA Technologies, Inc. or any of its subsidiaries or affiliates (including without limitation TETRA Applied Technologies, L.P.) other than the capital stock of Maritech Resources, Inc. are sold or (ii) some or all of the shares of capital stock of Maritech Resources, Inc. are distributed to the shareholders of TETRA or contributed by TETRA to a joint venture.

This letter agreement supercedes any and all prior agreements, representations and understandings between you and TETRA and any of its affiliates and subsidiaries, written or oral, other than the General Employment Agreement between you and TETRA. If you agree that this letter agreement accurately sets forth our agreement, please sign below and return it to me.

Very truly yours,

TETRA Technologies, Inc.

/s/ Geoffrey M. Hertel

Geoffrey M. Hertel
President and Chief Executive Officer

Agreed to and accepted this March 26, 2002 by:

/s/ Gary C. Hanna
-----------------------------
Gary C. Hanna